EXHIBIT 15:    Letter on Unaudited Interim Financial Information

                    Michael L. Stuck CPA, PC
                   7641 E. Gray Road, Suite G
                      Scottsdale, AZ. 85260


May 28, 2001


To Whom It May Concern:

The firm of Michael L. Stuck CPA, P.C., consents to the inclusion of my report of May 11, 2001, on the Financial Statements of Wine Systems Design, Inc., for the periods ended March 31, 2001 and December 31, 2000, in any filings which are necessary now or in the near future to be filed with the United States Securities and Exchange Commission.

Signed,

/s/ Michael L. Stuck
Michael L. Stuck CPA, PC


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